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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25
                        COMMISSION FILE NUMBER 000-26293

                           NOTIFICATION OF LATE FILING

(X) FORM 10-K   ( ) Form 20-F   ( ) Form 11-K   ( ) Form 10-Q and Form 10-QSB
( ) Form N-SAR

For Period Ended: December 31, 2006

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended: N/A

              NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT
                   THE COMMISSION HAS VERIFIED ANY INFORMATION
                                CONTAINED HERIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

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PART I -- REGISTRANT INFORMATION
________________________________________________________________________________
 Full Name of Registrant : Digital Learning Management Corporation
________________________________________________________________________________
 Former Name if Applicable : N/A
________________________________________________________________________________
 Address of Principal Executive Office : 680 Langsdorf Drive, Suite # 203
________________________________________________________________________________
 City, State and Zip Code : Fullerton, CA 92834


PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

(X) (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(X) (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

                        (ATTACH EXTRA SHEETS IF NEEDED)

This Form 10-KSB for the year ended December 31, 2006 for Digital Learning Management Corporation could not be filed within the prescribed period because the Company was unable to complete certain information critical to filing a timely and accurate report. Such inability could not have been eliminated by the registrant without reasonable effort or expense.

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PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Umesh Patel                 (310)                   921-3444
      (Name)                  (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). (X) Yes ( ) No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
( ) Yes (X) No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                     DIGITAL LEARNING MANAGEMENT CORPORATION
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  March 31, 2007

By: /s/ Umesh Patel
    ---------------------------
    Umesh Patel, CFO